UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Abraxis BioScience, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The message below was sent to all Abraxis BioScience, Inc. 401(k) plan participants. Given its broad circulation, it is being filed herewith as additional solicitation materials even though no proxies are being solicited by such message.

Abraxis BioScience Savings and Retirement Plan

Notice to Participants and Summary of Material Modifications

to the Summary Plan Description

You are receiving this notice as a participant in the Abraxis BioScience Savings and Retirement Plan (the “Abraxis Plan”). As you know, Abraxis BioScience, Inc. (“Abraxis”) and Celgene Corporation (“Celgene”) have agreed to a merger, pursuant to which Abraxis BioScience, LLC, a wholly-owned subsidiary of Abraxis (the “Company”), will become an indirect wholly-owned subsidiary of Celgene. This merger is expected to be completed on October 15, 2010. Effective as of the merger, Celgene will become the Plan Sponsor and Plan Administrator of the Abraxis Plan. Celgene’s address and phone number are as follows:

Celgene Corporation

86 Morris Avenue

Summit, New Jersey 07901

(908) 673-9000

After the merger, service of process can be made on Celgene’s general counsel at the address set forth above.

In connection with the merger, the Company is terminating the Abraxis Plan effective at the close of business on October 14, 2010. What this means is that after October 14, 2010, no further contributions to the Abraxis Plan will be made. Beginning November 1, 2010, you will be able to participate in a Celgene Corporation 401(k) Plan (the “Celgene Plan”), if you are then employed by the Company or Celgene. You will receive further information from Celgene with respect to participation in the Celgene Plan.

Celgene will be applying to the Internal Revenue Service for a letter confirming that the Abraxis Plan was “qualified” upon its termination. Once that letter is received, you will be able to roll over your account balance in the Abraxis Plan to the Celgene Plan in accordance with the Celgene Plan rules. Before receipt of a letter of qualification from the IRS, you will not be able to roll over your account balance to the Celgene Plan, but you may request a distribution of up to 100% of your account balance under the Abraxis Plan as described herein. You may take a distribution at any time after October 14th if you wish or you may leave your account balance in the Abraxis Plan at this time.

This Notice is intended to explain the effect of the Abraxis Plan termination on the treatment of contributions, loans, and stock fund, as well as explain your options with respect to your account balance in the Abraxis Plan.

I.	Contributions and Plan Participation

A.

The Company will contribute to the Abraxis Plan on or before October 14, 2010 contributions in an amount equal to 3% of your compensation earned through October 14th and your most recent elective deferrals attributable to any compensation earned through October 14th, including the applicable portion of your pro rata bonus that will be paid to you within 30 days of October 14th, provided that such contributions do not cause the Plan to violate any applicable IRS limits. The Company will not make any further contributions to the Abraxis Plan after October 14, 2010 and you will no longer be able to make contributions to the Abraxis Plan. Any election you may have made with respect to payroll deductions for contributions to the Abraxis Plan will be cancelled.

B.	Following the merger, if you continue as an employee of the Company or become an employee of Celgene, you will be able to contribute to the Celgene Plan as of November 1, 2010. In this case, upon becoming a participant in the Celgene Plan, you will be asked to complete new enrollment forms, which will include making new payroll deduction elections.

II.	Overview of Distribution Options

Following the termination of the Abraxis Plan, you will have the following options with respect to your account:

A.	Leave your retirement savings in the Abraxis Plan (default option if you do not take action at this point in time).

(a)	You may decide to leave your retirement savings in the Abraxis Plan at this time. Until you take a distribution, you may continue to change your investment allocations among available investment options with the same frequency and in the same manner as you did prior to the Abraxis Plan termination. If you have any questions about how to manage your account following the termination, you can call T. Rowe Price at 1-800-922-9945 or you can access your account online by logging into the myRetirementPlan website at rps.troweprice.com.

(b)	If you choose to leave your savings in the Abraxis Plan, you may notify the Plan Administrator at any time that you wish to take a distribution or roll over your account to an individual retirement account (IRA) or a future employer’s plan (other than Celgene). If you wish to roll over your account into the Celgene Plan, you must leave your account balance in the Abraxis Plan until Celgene receives a favorable determination letter with respect to the Abraxis Plan from the IRS (see (c) below).

(c)	Please be advised that you will have to take your entire account balance as a distribution or roll over your entire account to an eligible plan once Celgene receives a favorable determination letter from the IRS that the Abraxis Plan remains tax qualified upon its termination. We anticipate that the IRS approval could take anywhere from 6 to 12 months.

(d)	Celgene will notify you when it receives the favorable determination letter from the IRS. At that time, you will need to take a distribution of your account balance from the Abraxis Plan. Options will include a single payment representing the entire value of your account, a rollover of your account balance into the Celgene Plan, a rollover to your future employer’s plan (if that plan accepts the rollover) or a rollover to an individual retirement account (IRA).

B.	Receive a distribution. If you elect to take a distribution of all or a portion of your account under the Abraxis Plan, this distribution will be taxable (and may be subject to early withdrawal penalties), unless you elect to roll over your distribution to an individual retirement account (IRA) of your choosing or to your future employer’s plan if you do not become or you cease to be an employee of Celgene (provided such plan accepts the rollover). Please also review Part III if you have part of your account balance in the Company Stock Fund and Part IV if you have outstanding loans from your account. For additional information, please see the enclosed Distribution Guide describing the advantages, disadvantages, and tax consequences of your distribution options to help you choose the right one for your particular situation. Be sure to read the enclosed Special Tax Notice Regarding Plan Payments, which explains the rollover and tax rules that affect your distribution. You should discuss your distribution options with your tax advisor. In order to provide you with greater flexibility and ease, you can call T. Rowe Price at 1-800-922-9945 and request a distribution of your account balance over the phone. You do not need to complete any distribution paperwork and, if you decide to roll over your account to a T. Rowe Price Rollover IRA, T. Rowe Price can process your rollover on the same phone call, or if you prefer, you may establish your T. Rowe Price Rollover IRA online by logging into the myRetirementPlan website at rps.troweprice.com, and selecting the Distributions tab.

You have the following distribution options:

1.	Receive payment of the value of your account. You may take a total distribution or a partial distribution of your account, provided however, that any partial distribution must result in at least $5,000 remaining in your account. If you have amounts invested in the Company Stock Fund following the merger, you may receive a distribution of those amounts in-kind, in the form of Celgene common stock, Celgene CVRs and FK Holdings CVRs. Depending on your current situation, however, there may be immediate tax consequences to receiving a distribution.

(a)	Federal law requires a mandatory 20% federal income tax withholding on the taxable portion of your withdrawal.

(b)	State taxes may be withheld, if mandatory in the state where you reside.

(c)	Taking a distribution before you reach age 59 1/2 may result in a 10% early withdrawal tax penalty.

(d)	The distribution will be subject to ordinary income tax in the year it occurs.

(e)	If you do not roll over your distribution within 60 days of receiving such distribution, you will lose the opportunity for future tax-deferred growth of retirement savings.

(f)	If you elect a single payment for the entire value of your account, once this amount is paid, you will not receive any other benefit from the Abraxis Plan.

If you decide to take a distribution from your Abraxis Plan account, you will need to call T. Rowe Price at 1-800-922-9945 to process your distribution.

2.	Roll over your account to an individual retirement account (IRA).

(a)	You can roll over all or part of your account balance to an IRA at any financial institution (provided that no partial rollover may leave less than $5,000 in your Abraxis Plan account). If you decide to roll over your account to a T. Rowe Price Rollover IRA, both the distribution and opening of the IRA can be handled over the phone by calling 1-800-922-9945, or online by logging into the myRetirementPlan website at rps.troweprice.com, and selecting the Distributions tab. If you decide to roll over your account to another financial institution, open the IRA account first and then call T. Rowe Price at 1-800-922-9945 to process your distribution.

(b)	You are also permitted to roll over your eligible rollover distribution to a Roth IRA. You must pay taxes on the amounts directly rolled over to a Roth IRA, as if they were distributed to you, except that the 10% early distribution penalty tax does not apply to the amounts rolled over.

(c)	Be sure to see the enclosed Special Tax Notice Regarding Plan Payments, which explains the rollover and tax rules that affect your distribution.

3.	Roll over your balance into your future employer’s plan if you terminate employment with the Company and go to work for an employer other than Celgene.

(a)	You may also roll over all or part of your account balance to your future employer’s plan, if that plan allows. You will need to call T. Rowe Price at 1-800-922-9945 to process your distribution. Contact your future employer for specific rollover options.

(b)	Be sure to see the enclosed Special Tax Notice Regarding Plan Payments, which explains the rollover and tax rules that affect your distribution.

C.	We encourage you to discuss the options described in A and B above with your financial and tax advisors before making a decision with respect to your Abraxis Plan account. Keep in mind that you must roll over your account in a timely manner to avoid certain tax consequences.

III.	Abraxis Stock

A.	If you have Abraxis stock in your Abraxis Plan account upon the merger, each share of Abraxis common stock in your account will be cancelled and converted into the right to receive (1) $58.00 in cash, without interest, (2) 0.2617 of a share of Celgene common stock and (3) one Celgene CVR. This will happen automatically should the Abraxis stock remain in your account as of the effective time of the merger. Please note that you may not transfer the cash value of your account in the Stock Fund under the Plan beginning at 4pm (Eastern time) October 11, 2010 through sometime during the week of October 18, 2010.

B.	If you elect a distribution or a rollover of amounts in your Company Stock Fund, you will receive a lump sum cash amount equal to the cash amount and the liquidated value of your Celgene stock, Celgene CVRs and FK Holdings CVRs in your account in the Company Stock Fund. However, if you elect, you will receive a distribution in-kind of the Celgene stock, Celgene CVRs and FK Holdings CVRs and cash in your account in the Company Stock Fund.

C.	Your Rights Concerning Employer Securities

1.	You may elect to move any portion of your account that is invested in Abraxis stock and FK Holdings CVRs prior to 4pm (Eastern time) October 11, 2010 as referenced above from that investment into other investment alternatives under the Abraxis Plan. In addition, you may elect to move any portion of your account that is invested in Celgene stock, Celgene CVRs, and FK Holdings CVRs after the merger from those investments into other investment alternatives under the Abraxis Plan. You may contact the Retirement Services Group at 1-800-922-9945 for specific information regarding this right, including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All of the investment options under the Abraxis Plan are available to you if you decide to diversify out of the Company Stock Fund.

D.	The Importance of Diversifying Your Retirement Savings

1.	To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

2.	In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the Abraxis Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerances for risk. Therefore, you should carefully consider the rights described in this notice and how these rights affect the amount of money that you invest in company stock through the Abraxis Plan.

3.	It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the Abraxis Plan to help ensure that your retirement savings will meet your retirement goals.

IV.	Outstanding Loan Balance

A.	If you have an outstanding loan balance, you may leave the loan outstanding, provided that you are an active employee of the Company or Celgene and you do not take any distributions in excess of your account balance less the loan amount at this time. You may continue to pay off the loan through payroll deductions taken by the Company or Celgene.

B.	If your employment with the Company or Celgene terminates prior to paying off your loan, your outstanding loan balance will become due at the time of termination.

C.	If you choose to take distributions in excess of your account balance less the loan amount, any outstanding loan balance will become due:

1.	In such a case, you may repay the loan in full prior to initiating a distribution by contacting T. Rowe Price and requesting a Loan Pre-payoff Kit. When you receive the packet, you may pay off your loan by sending a certified check, a cashier’s check, or money order to T. Rowe Price for the amount of your outstanding loan.

2.	If you do not repay your outstanding loan balance, your distribution will be reduced by the amount of the outstanding loan. The unpaid loan balance will be taxed as ordinary income in the year in which the distribution occurs, unless you roll over an amount equal to the outstanding loan balance from your cash assets outside of the Abraxis Plan within 60 days of your distribution.

D.	No new loans may be taken from the Abraxis Plan after October 14, 2010.

E.	At the time that rollovers to the Celgene Plan are permitted, it is expected that any outstanding loan balance will be eligible to be rolled over to the Celgene Plan, permitting you to continue to pay-off the loan balance and avoid potential adverse tax consequences.

V.	TradeLink®

A.

If you currently have assets in TradeLink® and you elect to receive a distribution with respect to such assets, all holdings must be liquidated and transferred to the core investments of the plan. Your TradeLink® account must equal zero prior to a final distribution. This is a two-step process as follows:

1.	Call T. Rowe Price and liquidate all TradeLink® holdings. You will be charged commissions or transaction fees, if applicable. The proceeds will automatically be transferred to the sweep fund.

2.	Once your money has transferred to the sweep fund, you must again call T. Rowe Price and move the sweep funds to the core investments.

3.	T. Rowe Price cannot process your distribution with respect to TradeLink® holdings until you sell your TradeLink® holdings.

VI.	Additional Information

A.	Distribution checks will be mailed within three to five business days from the redemption date of your account.

B.	A confirmation letter will be mailed to your address of record detailing the type of withdrawal and the payee information.

C.	Please note that some fund families assess redemption fees on distributions if shares are held for less than a designated period. The amount of fee charged may vary. Consult each fund’s prospectus or call 1-800-922-9945 for more information. When you request a distribution from a fund that assesses a redemption fee, any redemption fee paid to the fund will be deducted from your requested distribution amount. The redemption fee paid to the fund is not treated as a distribution to you for tax purposes.

If you have questions relating to your options under the Abraxis Plan, just call toll-free 1-800-922-9945 and you’ll get personal assistance that can help streamline the process. However, keep in mind that neither the Company nor Celgene can give you tax or investment advice. Therefore, you should discuss your distribution options with your tax and financial advisors before you make any final decisions with respect to your Abraxis Plan account.

This communication has been prepared in respect of the proposed transaction described in the proxy statement/prospectus filed by Abraxis BioScience, Inc. (“Abraxis”) on September 14, 2010. Stockholders are urged to read such proxy statement/prospectus because it contains important information. The final proxy statement/prospectus, and other documents filed or to be filed by Abraxis with the SEC are or will be, available free of charge at the SEC’s website (www.sec.gov) and at Abraxis’ website (www.abraxisbio.com).

Abraxis and its directors and executive officers and other persons may be deemed participants in the solicitation of proxies from stockholders of Abraxis in connection with the proposed transaction. Information regarding Abraxis’ directors and executive officers is available in Abraxis’ proxy statement on Schedule 14A for its 2009 annual meeting of stockholders, Abraxis’ Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”) and Amendment No.1 to the 2009 Form 10-K, that were filed with the SEC on October 30, 2009, March 12, 2010 and April 20, 2010, respectively. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available. Investors and stockholders may also obtain free copies of the documents filed with the SEC by directing a written request to: Abraxis BioScience, Inc., 11755 Wilshire Blvd., Los Angeles, CA, 90025, Attention: Investor Relations.